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                                  EXHIBIT 10.11

                              EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") is entered into as of April 14, 2003 ("Effective Date") between Franklin Bank, N.A. ("Bank") and David L. Shelp ("Shelp").

                                    RECITALS

      Bank wishes to continue employment of Shelp as its President and Chief Executive Officer and Shelp wishes to accept such continued employment under the terms and conditions set forth in this Agreement.

      IT IS AGREED as follows:

      EMPLOYMENT. Bank hereby employs Shelp as its President and Chief Executive Officer. Shelp accepts such employment. Shelp shall continue as a Director on the Board of Directors of Bank. Shelp shall also serve as President and Chief Executive Officer, and as a Director on the Board of Directors, of Franklin Bancorp ("Bancorp"). Shelp shall also continue in his role as interim Chief Financial Officer of Bank and Bancorp until a replacement is found and hired.

      TERM. The term of employment under this Agreement shall commence on the Effective Date and shall terminate, unless otherwise terminated earlier under
Section 11, on December 31, 2003. Except as to consulting services provided in
Section 18, employment beyond December 31, 2003 shall only be pursuant to a new Employment Agreement, as mutually agreed to by the parties, with negotiations for such new agreement commencing on or before December 1, 2003.

      DUTIES. Shelp shall devote his full-time efforts to the proper and faithful performance of all duties customarily discharged by a President and Chief Executive Officer for a financial institution, including without limitation (a) supervision of day-to-day operations, (b) overseeing, recruiting, assembling and/or training Bank's management team, (c) formulation and implementation of operational policies, (d) management of all personnel functions consistent with Bank's overall policies, (e) initiation and supervision of inside and outside marketing activities and (f) any additional duties assigned to him from time to time by the Board of Directors of Bank. Shelp agrees to use his best efforts and comply with all fiduciary and professional standards in the performance of his duties hereunder. There may be occasions that Shelp may choose to work offsite, in his discretion as his work and responsibilities permit. Said offsite work shall not be considered vacation days and will not be a breach of this Agreement. Shelp shall have primary responsibility for hiring a Chief Financial Officer and Senior Vice President for Retail Operations for the Bank, subject to the approval of its Board of Directors. Shelp shall make nominations to the Compensation Committee of the Board of Directors for the Senior Vice President for Retail Operations' position and to the Audit Committee of the Board of Directors for the Chief Financial Officer position. The respective Committees and the Board of Directors will act expeditiously on Shelp's recommendations, and absent any unforeseen circumstances, shall decide on such candidates within no more than fifteen (15) days after Shelp's recommendation. Notwithstanding the foregoing, Shelp will not have responsibility for the hiring of a Chief Credit Officer and a Chief Lending Officer, as those functions will be handled by Bank's Board of Directors. All future payouts under existing or new severance agreements will not be the responsibility of Shelp.

      BASE SALARY. Shelp shall be paid a base salary of Two Hundred Sixty Thousand Dollars ($260,000.00) per annum, less applicable withholding, in equal monthly payments or more frequently in accordance with Bank's regular practice. The foregoing base salary shall be retroactive to January 1, 2003. The retroactive increment due to Shelp for the period from January 1, 2003 to the present will be included in the first payroll after execution of this Agreement.

      EXECUTIVE BONUS. Shelp will be eligible for the 2003 Executive Bonus Plan based on the Bonus Plan that is currently in effect, a copy of which is attached to this Agreement as Exhibit B.

      LONGEVITY BONUS. If Shelp's employment as President/CEO has not been terminated before December 1, 2003, then on December 31, 2003, Bank shall pay Shelp a one-time longevity bonus of $50,000 less applicable withholding.


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      VACATION. Shelp shall be entitled to six (6) weeks of paid vacation time for 2003.

      STOCK OPTIONS. Concurrent with this Agreement, the Board of Directors shall approve the issuance to Shelp of 2,000 stock options pursuant to the Executive Stock Option Plan. Such options shall vest on the date of Shelp's termination of employment with Bank. With respect to the 2,700 options previously granted to Shelp at the exercise price of $18.70, 900 each on December 18, 2003, 2004 and 2005, such options will be immediately vested upon the signing of this Agreement.

      BENEFITS. During his employment under this Agreement, Shelp may participate in all Bank sponsored retirement plans, 401(k) plans, life insurance plans, medical insurance plans, disability insurance plans, employee stock ownership plans and such other benefit plans generally available from time to time to other executive employees of Bank or Franklin Bancorp for which he qualifies under the terms of the plans. Shelp's participation in any benefits under any benefit plan shall be on the terms and subject to the conditions specified in such plan. Notwithstanding the foregoing, Shelp shall not participate in the group long-term disability plan provided by Bank. After December 31, 2003 (or such later date for the end of Shelp's employment with Bank if Bank and Shelp agree to an extension of employment beyond December 31,
2003), the following benefits shall be continued for Shelp by Bank for three (3) years: health, dental, prescription and vision insurance, executive and group life insurance, and executive long term disability insurance. If Shelp's participation in any such benefit plan is barred, Bank shall arrange to provide Shelp with substantially similar benefits or Bank's cost equivalent of such benefits.

      REIMBURSEMENT OF EXPENSES. Bank will reimburse Shelp for the reasonable and necessary expenses incurred by him in the performance of his duties under this Agreement in accordance with Bank's policies in effect from time to time.

      TERMINATION OF EMPLOYMENT. Shelp's employment under this Agreement shall terminate on the earliest of the following events in subsections (a) through
(e).

      Shelp's employment under this Agreement may be terminated at any time by the Board of Directors of Bank (and by the Board of Directors of Franklin Bancorp). Shelp's employment is "at-will."

      Shelp's employment under this Agreement shall terminate on December 31, 2003.

      Shelp's employment under this Agreement shall terminate upon his retirement, resignation or death. If Shelp resigns, he agrees to give thirty
(30) days prior written notice of his resignation.

      Shelp's employment under this Agreement shall terminate upon thirty (30) days written notice by Bank to Shelp of a termination due to Disability, provided such notice is delivered during the period of Disability. The term "Disability" shall mean, for purposes of this Agreement, the inability of Shelp, due to injury, illness, disease or bodily or mental infirmity, to engage in the performance of his material duties of employment with Bank as contemplated by
Section 3 herein for (i) any period of ninety (90) consecutive days or (ii) a period of one hundred fifty days (150) in any consecutive twelve (12) months, provided that interim returns to work of less than ten (10) consecutive business days in duration shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same. Benefits to which Shelp is entitled under any disability policy or plan provided by Bank shall reduce the base salary paid to Shelp during any period of Disability on a dollar-for-dollar basis.

      Bank shall have the right to terminate Shelp's employment for the following:

      Shelp's conviction of a felony;

      intentional failure to perform Shelp's duties as set forth in this Agreement which failure is not remedied by Shelp after receipt by him of a written notice from the Board of Directors of Bank or Franklin Bancorp specifying the required action and the time period within which the action must be taken, which period shall not be less than three (3) days; or

      the order of any court or supervising governmental agency with jurisdiction over the affairs of Bank or any subsidiary or affiliate;


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      If Shelp's employment terminates pursuant to Sections 11(b), (c), (d) or
(e) herein, Bank shall be obligated to continue to pay Shelp's salary and, to the extent earned, accrued and unpaid, executive bonus and furnish the then existing benefits under Section 9 up to the date of termination only (except as otherwise set forth in this Agreement).

      If Shelp's employment is terminated by Bank for any reason other than pursuant to Sections 11(b), (c), (d) or (e) herein, except as otherwise set forth in this Agreement, Bank shall continue to pay Shelp's salary and the then existing benefits under Section 9 up to December 31, 2003 and, to the extent earned, accrued, and unpaid to the date of termination, annual executive bonus and longevity bonus.

      Notwithstanding anything herein to the contrary, if Shelp is replaced by Bank as President/CEO prior to December 1, 2003, for any reason other than pursuant to Sections 11(b), (c), (d) or (e) herein, he shall remain at Bank providing services if requested by Bank for thirty (30) days after the new President/CEO has begun his/her employment.

      Shelp shall resign as an officer and director of Bank and Bancorp upon termination of his employment.

      CONFIDENTIALITY. During Shelp's employment with Bank and at all times after the termination of such employment, regardless of the reason for such termination, Shelp shall hold all Confidential Information relating to Bank in strict confidence and in trust for Bank and shall not disclose or otherwise communicate, provide or reveal in any manner whatsoever any of the Confidential Information to anyone other than Bank without the prior written consent of Bank. "Confidential Information" includes, without limitation, financial information, related trade secrets (including, without limitation, Bank's business plan, methods and/or practices) and other proprietary business information of Bank which may include, without limitation, market studies, customer and client lists, referral lists and other items relative to the business of Bank. "Confidential Information" shall not include information which is or becomes in the public domain through no action by Shelp or information which is generally disclosed by Bank to third parties without restrictions on such third parties.

      SOLICITATION OF CUSTOMERS. During his employment with Bank and for a period of one year after the termination of Shelp's employment, regardless of the reason for the termination, Shelp shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Bank, solicit, directly or indirectly, any customer of Bank, or induce any customer of Bank to terminate any association with Bank, or otherwise attempt to provide services to any customer of Bank. Shelp shall prevent such solicitation to the extent he has authority to prevent same and otherwise shall not interfere with the relationship between Bank and its customers. This Section 13 shall not preclude Shelp from serving as a director on the board of another financial institution as long as he does not take part in any decisions with respect to customers of Bank, for the one (1) year time period noted above.

      SOLICITATION OF EMPLOYEES AND OTHERS. During his employment with Bank and for a period of one year after termination of Shelp's employment, Shelp shall not, whether directly or indirectly, for his own benefit or for the benefit of any other person or entity, or as a partner, stockholder, member, manager, officer, director, proprietor, employee, consultant, representative, agent of any entity other than Bank, solicit, for purposes of employment or association, any employee or agent of Bank ("Solicited Person"), or induce any Solicited Person to terminate such employment or association for purposes of becoming employed or associated elsewhere, or hire or otherwise engage any Solicited Person as an employee or agent of an entity with whom Shelp may be affiliated or permit such, or otherwise interfere with the relationship between Bank and its employees and agents. For purposes of this Agreement, an employee or agent of Bank shall mean an individual employed or retained by Bank during the Term and/or who terminates such association with Bank within a period of six (6) months either prior to or after the termination of Shelp's employment with Bank. This Section 14 shall not preclude Shelp from serving as a director on the board of another financial institution as long as he does not take part in any decisions with respect to employees or agents of Bank, for the one (1) year time period noted above.


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      REMEDIES. In the event of a material breach or threatened material breach of Section 12, Section 13 or Section 14, Bank, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of the aforementioned Sections.

      SEVERABILITY AND SAVINGS. Each provision in this Agreement is separate. If necessary to effectuate the purpose of a particular provision, the Agreement shall survive the termination of Shelp's employment with Bank. If any provision of this Agreement, in whole or in part, is held to be invalid or unenforceable, the parties agree that any such provision shall be deemed modified to make such provision enforceable to the maximum extent permitted by applicable law. As to any provision held to be invalid or unenforceable, the remaining provisions of this Agreement shall remain in effect.

      BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of Bank and its successors and assigns. This Agreement shall be binding upon and inure to the benefit of Shelp, his heirs and personal representatives. This Agreement is not assignable by Shelp.

      CONSULTING. After December 31, 2003, or, if the parties mutually agree to the extension of employment, such later date that Shelp's employment with Bank terminates, Shelp shall provide consulting services to Bank, upon Bank's request and with a frequency (if at all) in Bank's discretion at times mutually agreed upon by the parties, at the rate of $200.00 per hour. Shelp shall render such consulting services as an independent contractor and not as an employee of Bank.

      MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Bank and Shelp. The waiver or nonenforcement by Bank of a breach by Shelp of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Shelp. This Agreement, together with the Letter Agreement dated April 3, 2003 between Shelp and Bank and the Mutual Release of Claims and Covenant Not to Sue dated April 14, 2003 between Shelp, Bank and Bancorp constitute the parties' entire agreement and supersede any and all prior agreements, representations or promises, oral or otherwise, express or implied.

      Any notice under this Agreement must be in writing and delivered personally or by overnight courier, sent by facsimile transmission or mailed by registered or certified mail to the parties at their respective addresses.

      This Agreement shall be governed by the laws of the State of Michigan.

      Although this Agreement was drafted by Bank, the parties agree that it accurately reflects the intent and understanding of each party and should not be construed against Bank for the sole reason that it was the drafter if there is any dispute over the meaning or intent of any provisions.

      This Agreement may be executed in counterparts, which together shall constitute one Agreement.

      By their signatures below, the parties acknowledge that they have had sufficient opportunity to read and consider, and that they have carefully read and considered, each provision of this Agreement and that they are voluntarily signing this Agreement.

      The parties have executed this Agreement as of the Effective Date.


WITNESS:

                                            /s/  David L. Shelp
-------------------------------             ------------------------------------
                                            David L. Shelp


-------------------------------             FRANKLIN BANK, N.A.

                                            By:
                                                --------------------------------

                                            Its:
                                                 -------------------------------


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